The Tocqueville Trust
(the “Registrant”)
Registration No. 811-4840
Form N-SAR
Annual Period Ended October 31, 2004

Sub-Item 77C: Matters submitted to a vote of security holders.

Special Meeting of Shareholders, October 22, 2004

A Special Meeting of Shareholders of the The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville International Value Fund, The Tocqueville Gold Fund and The Tocqueville Genesis Fund (the “Funds”), each a series of The Tocqueville Trust (the “Trust”), was held on October 22, 2004 at the offices of Tocqueville Asset Management, L.P. (the “Adviser”). As of August 24, 2004, the record date, outstanding shares of each of the Funds and the shares of the Funds present at the meeting in person or by proxy were as follows:

Fund	Outstanding Shares August 24, 2004	Shares present at meeting
The Tocqueville Fund	6,963,238.239	4,206,640.286
The Tocqueville Small Cap Value Fund	4,700,714.994	3,757,338.801
The Tocqueville International Value Fund	14,673,207.993	14,594,884.474
The Tocqueville Gold Fund	15,321,814.151	14,206,492.234
The Tocqueville Genesis Fund	3,049,910.611	2,966,813.806

Holders of a majority of the outstanding shares of each Fund were present, and, therefore, a quorum for each Fund was present. The purpose of the meeting was to consider and act upon the following proposals:

1)	Approval of an increase in the amount of total assets that The Tocqueville Gold Fund can invest in gold bullion and other precious metals from 10% to 20% (The Tocqueville Gold Fund only).
2)	Approval by the shareholders of amendments to the Investment Advisory Agreements to Increase the Advisory Fee Breakpoints (all Funds except The Tocqueville Genesis Fund).
3)	To elect eight trustees of the Trust, each to hold office until their successors are duly elected and qualified.

The tabulation of the shareholder votes rendered the following results:

	For	Against	Withhold/Abstain
Proposal 1. (Note 1)
Proposal 2. (Note 2)
The Tocqueville Fund	3,366,405.561	243,558.463	28,090.262
The Tocqueville International Value Fund	10,969,756.154	265,732.763	17,378.557
Proposal 3.
Ms. Lucille G. Bono	39,337,230.858	0.000	503,844.846
Mr. Guy A. Main	39,379,971.556	0.000	461,104.148
Ms. Inge Heckel	39,350,005.944	0.000	491,069.760
Mr. Larry M. Senderhauf	39,384,399.017	0.000	456,676.687
Mr. Charles W. Caulkins	39,383,304.656	0.000	457,771.048
Mr. James W. Gerard	39,350,597.534	0.000	490,478.170
Mr. Francois D. Sicart	39,380,411.391	0.000	460,664.313
Mr. Robert W. Kleinschmidt	39,354,359.762	0.000	486,715.942

Note 1: Shareholders of The Tocqueville Gold Fund have voted to adjourn the meeting until January 31, 2005.
Note 2: Shareholders of The Tocqueville Small Cap Value Fund and The Tocqueville Gold Fund have voted to adjourn the meeting until January 31, 2005.